                         [AMERIANA BANCORP LETTERHEAD]

Contact: Jerome J. Gassen
         President and Chief Executive Officer
         (765) 529-2230

                 AMERIANA BANCORP REPORTS SECOND QUARTER RESULTS

NEW CASTLE, Ind. (July 31, 2007) - Ameriana Bancorp (NASDAQ:ASBI) today announced that it incurred a net loss of $23,000 or $0.01 per basic and diluted share for the quarter ended June 30, 2007, compared with net income of $5,000 or $0.00 per basic and diluted share in the year-earlier period. For the first six months of 2007, Ameriana posted a net loss of $47,000 or $0.02 per basic and diluted share compared with net income of $223,000 or $0.07 per basic and diluted share in the same period last year.

      Despite a small loss for the quarter, Ameriana's fundamental operations continued to experience strong loan production. The Company's loan portfolio has increased 21% during the past year to almost $274 million following the mid-2006 expansion of its commercial lending business and the subsequent intensified focus Ameriana has placed on commercial lending. Other highlights of the second quarter included ongoing improvement in Ameriana's net interest margin and steady advancements in credit quality.

      Commenting on the results, Jerome J. Gassen, President and Chief Executive Officer, said, "Although we reported a small loss for the quarter, we were pleased to see continued momentum in many important aspects of our operations. In particular, we are gratified to note not only year-over-year growth in net interest income, our largest source of revenue, but also growth from the first quarter of this year. We believe this underscores the progress we are making in expanding our capabilities in commercial lending and extending our reach to new customers. It also demonstrates the positive impact of efforts to improve our net interest margin.

      "I also am pleased with our progress in controlling the growth of expenses during the second quarter," Gassen added. "Compared with the same period a year earlier, other expense for the quarter increased only 2% on a 10% improvement in total revenue, which consists of net interest income and other income. These improvements, on both our income statement and balance sheet, demonstrate the increasing traction we are gaining from efforts to complete the transition to a new community bank model, which we believe will lay the groundwork for improved performance in the future."

      The Company recorded $219,000 in income tax expense in the second quarter of 2007 related to the restructuring of its bank-owned life insurance (BOLI) program. The restructuring resulted in the bank improving its mix of policies covering insured current and inactive employees, changing carriers to improve the credit ratings of the issuers, and improving the overall yield on its policies. Excluding this $219,000 of income tax expense, Ameriana would have reported net income of $196,000 or $0.07 per basic and diluted share.

ASBI Reports Second Quarter Results
Page 2
July 31, 2007

      Ameriana's net interest income for the quarter increased 12% to $2,465,000 compared with $2,204,000 in the year-earlier period, reflecting growth in the Company's loan portfolio and steady improvement in its net interest margin. Net interest margin for the second quarter was 2.75%, a 14-basis-point improvement over the first quarter of 2007 and 44 basis points ahead of the 2.31% net interest margin in the year-earlier quarter. Net interest income for the first half of 2007 increased 8% to $4,798,000 versus $4,448,000 in the comparable period last year and, as for the quarter, reflected loan growth and a 35-basis-point margin improvement to 2.68% for the first half of 2007 versus the year-earlier period. Ameriana expects that its net interest margin will continue to improve over the balance of 2007 due to the portfolio restructuring that was completed in 2006, as the proceeds from lower-yielding maturing investments were invested in loan growth, especially higher-yielding commercial loans.

      While Ameriana has successfully expanded its loan portfolio, the Company also continues to maintain strong credit quality, as seen in the declining amount of non-accrual loans in the second quarter. With no exposure to sub-prime lending products, Ameriana's credit quality remained relatively stable in the second quarter. The total of $3.3 million in non-accrual loans at June 30, 2007, was unchanged from December 31, 2006, but $1.2 million less than the total of $4.5 million at June 30, 2006. Non-accrual loans, relative to total period-end loans outstanding, fell to 1.21% as of June 30, 2007, compared with 1.32% at December 31, 2006, and 1.97% at June 30, 2006. Ameriana's criticized loans declined to $6.2 million at June 30, 2007, from $7.3 million at December 31, 2006, and $10.9 million at June 30, 2006. The decline was due to overall improvement related to more focused workout activities. Ameriana's provision for loan losses was $90,000 in the second quarter versus $75,000 in the year-earlier period. The provision for loan losses for the first six months of 2007 was $180,000 versus $150,000 in the year-earlier period, with the increase related primarily to the significant growth experienced in the commercial loan portfolio.

      Other income for the second quarter of 2007 was $993,000, up 4% from $951,000 in the same quarter in 2006, primarily reflecting higher brokerage and insurance commissions. Other income for the first half of 2007 increased 5% to $2,033,000 from $1,936,000 in the year-earlier period, also resulting mostly from an improvement in brokerage and insurance commissions.

      Other expense for the second quarter increased 2% to $3,367,000 from $3,291,000 in the same quarter last year, primarily because of higher advertising and marketing expenses related to the Company's new branding campaign, as well as increased legal and professional expenses associated with Ameriana's ongoing collection litigation against RLI Insurance Co. Other expense for the first six months of 2007 totaled $6,967,000, up 10% from $6,352,000 in the first half of 2006. The major components of this increase were severance pay and substantial legal fees related to the RLI Insurance company litigation.

ASBI Reports Second Quarter Results
Page 3
July 31, 2007

      The Company's loans (net) increased 9% to $271.2 million at June 30, 2007, from $249.3 at December 31, 2006, and were up 21% from $223.5 million at June 30, 2006. Total investment securities declined to $93.7 million at June 30, 2007, from $129.8 million at December 31, 2006, and from $154.9 million at June 30, 2006, as proceeds from maturities and paydowns on mortgage-backed securities were used to fund originations of higher-yielding commercial loans. The year-over-year decline in investment securities also reflected the sale of $34.0 million in available-for-sale government agency securities in the fourth quarter of 2006. Deposits declined to $318.8 million at June 30, 2007, compared with $322.4 million at the end of 2006 and $334.5 million a year earlier, largely as a result of replacing all $10.0 million in brokered deposits and all $5.7 million in public fund deposits with Federal Home Loan Bank borrowings, which provided a lower-cost of wholesale funding during this period. With stockholders' equity of $31.6 million at June 30, 2007, Ameriana's capital position continues to exceed all of the regulatory minimum capital levels required to be considered a "well-capitalized" institution.

      Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company. Ameriana Financial Services offers securities and insurance products through Linsco/Private Ledger.

       This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

ASBI Reports Second Quarter Results
Page 4
July 31, 2007


                                AMERIANA BANCORP
                         UNAUDITED FINANCIAL HIGHLIGHTS
                    (In thousands, except per share amounts)

                                                     Three Months Ended          Six Months Ended
                                                           June 30                    June 30
                                                     ------------------         ------------------
                                                       2007      2006             2007       2006
                                                     --------  --------         --------  --------
Interest income                                       $6,023    $5,474          $11,913   $10,807
Interest expense                                       3,558     3,270            7,115     6,359
                                                     --------  --------         --------  --------
Net interest income                                    2,465     2,204            4,798     4,448
Provision (adjustment) for loan losses                    90        75              180       150
                                                     --------  --------         --------  --------
Net interest income after provision for loan losses    2,375     2,129            4,618     4,298
Other income                                             993       951            2,033     1,936
Other expense                                          3,367     3,291            6,967     6,352
                                                     --------  --------         --------  --------
Income (loss) before income taxes                          1      (211)            (316)     (118)
Income tax expense (benefit)                              24      (216)            (269)     (341)
                                                     --------  --------         --------  --------
Net income                                            $  (23)   $    5          $   (47)  $   223
                                                     ========  ========         ========  ========
Basic and diluted earnings per share                  $(0.01)   $ 0.00          $ (0.02)  $  0.07
                                                     ========  ========         ========  ========
Weighted average shares outstanding:
  Basic                                                2,989     3,205            3,010     3,200
                                                     ========  ========         ========  ========
  Diluted                                              2,989     3,209            3,010     3,205
                                                     ========  ========         ========  ========
Dividends declared per share                          $ 0.04   $  0.16          $  0.08   $  0.32
                                                     ========  ========         ========  ========



                                                   June 30      Dec. 31       June 30
                                                     2007         2006          2006
                                                 ----------    ----------    ----------
Total assets                                      $423,993      $437,246      $434,616
Cash and cash equivalents                           11,487        12,070         7,362
Investment securities available for sale            93,702       129,776       154,861
Loans receivable                                   273,929       251,888       226,444
Allowance for loan losses                            2,730         2,616         2,993
                                                 ----------    ----------    ----------
   Loans, net                                      271,199       249,272       223,451
Deposits:
   Non-interest bearing                             20,630        19,905        16,370
   Interest bearing                                298,175       302,529       318,092
                                                 ----------    ----------    ----------
                                                   318,805       322,434       334,462
Borrowed funds                                      66,094        74,683        58,514
Shareholders' equity                                31,571        33,124        34,073
Loans accounted for on a non-accrual basis           3,320         3,326         4,459
Book value per share                                 10.56         10.85         10.60
